EXHIBIT 99

FOR IMMEDIATE RELEASE

Sunrise Coal Closes Purchase of Coal Sales Agreements and Coal Reserves from Triad Mining

Denver, Colorado – March 22, 2016 - (NASDAQ:  HNRG) – Today, Hallador Energy Company’s wholly owned subsidiary,  Sunrise Coal, LLC (Sunrise), completed the purchase of certain underground coal reserves and a coal sales agreement associated with Triad Mining, LLC’s (Triad) Freelandville mining complex.  Triad is a wholly owned subsidiary of Blackhawk Mining, LLC based in Lexington, Kentucky. The Freelandville complex is located in Sullivan and Knox Counties, Indiana.  As part of the transaction, Sunrise is purchasing more than 14 million tons of proven and probable leased and owned coal reserves and associated advanced royalties in addition to rights under a coal sales agreement that extends through 2017.  In consideration for the sale, Triad will receive $18.25 million.

The table below reflects contracted sales positions for the next four years and includes coal sales purchased from Triad in addition to new sales made since filing our 10K on March 11, 2016.  All sales will be shipped from the Oaktown, Carlisle or Ace in the Hole mines.

	Minimum Tons To Be Sold			Maximum Tons To Be Sold			Average
	Priced	(Unpriced)	Total	Priced	(Unpriced)	Total	Estimated
Year	Tons	Tons	Tons	Tons	Tons	Tons	Prices
2016	5,972	-	5,972	6,186	-	6,186	$ 43.08
2017	4,175	389	4,564	5,985	581	6,566	$ 42.87
2018	1,560	1,199	2,759	2,210	1,791	4,001	$ 44.03
2019	1,300	2,009	3,309	1,550	3,001	4,551	$ 44.55

All reserves purchased in the transaction are contiguous to the Oaktown 1 Mine reserve and will be mined from the Oaktown 1 Mine portal.  The purchase of the Freelandville reserves grants Sunrise access to tons they already controlled but did not previously include in their reserve base.  Thus, Oaktown 1 Mine reserves increase as follows:

	Oaktown 1 Controlled Reserves
	Proven	Probable	Total
As of 3/21/16	28.0	12.6	40.6
As of 3/22/16	38.5	17.9	56.4

Hallador’s President and CEO, Brent Bilsland, stated, “This transaction increases our reserve base at our lowest cost mine and creates a solid foundation of sales going forward.  We feel this investment ensures the low cost position of the Oaktown mine and solidifies the employment of our dedicated miners.”

Hallador is headquartered in Denver, Colorado and through its wholly owned subsidiary, Sunrise Coal, LLC, produces coal in the Illinois Basin for the electric power generation industry. To learn more about Hallador or Sunrise, visit our websites at www.halladorenergy.com or www.sunrisecoal.com.

CONTACT:

Rebecca Palumbo, Vice President

Corporate Affairs and Administration

303-839-5504 ext. 316

rpalumbo@halladorenergy.com

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